UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2006

International Star, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-28861	86-0876846
(Commission File Number)	(IRS Employer Identification No.)

2405 Ping Drive
Henderson, NV 89074
Telephone: (702) 897-5338

(Address and telephone number of principal executive offices and place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Star, Inc. (“we”, “us” or “our company”) files this report on Form 8-K to report the following:

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 25, 2006, we were notified by Mr. Kamal Alawas, a current director on our Board of Directors, that he will not to stand for reelection to our Board of Directors (the “Board”) at the annual meeting of our shareholders, scheduled for November 3, 2006. At the time Mr. Alawas notified us of his decision to not stand for re-election to our Board, he was not serving on any committee of our Board.

In his written communication advising us of his decision not to stand for reelection to our Board, a copy of which is attached to this Current Report on Form 8-K, Mr. Alawas indicated that the reasons underlying his decision would be forthcoming. As of the filing date of this Current Report, Mr. Alawas has not yet advised us of the reasons for his decision not to stand for reelection. Accordingly, as of the date of this Current Report, we are not aware, nor have we been made aware by Mr. Alawas, of any disagreement regarding our operations, policies or practices which underlie his decision not to stand for reelection.

We are providing Mr. Alawas a copy of this Current Report concurrent with this filing. Should any subsequent communications with Mr. Alawas regarding his decision not to stand for reelection reveal any disagreement regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.17	Written communication from Mr. Kamal Alawas to the Company, dated September 25, 2006.

SIGNATURES:

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Star, Inc.
By:    /s/ Denny Cashatt
Denny Cashatt, President
Dated: September 29, 2006